Select Inquiries Received through September 2, 2008

1) I noticed that you have extended the term on the larger warehouse facility until August 2009. Can you explain what happens to it if you cannot renew it at that time? Do you have any repurchase obligations of loans in the facility if it is accelerated and foreclosed on? Or do you put the facility and the loans in it to the lender? Other than the loans in the facility do you have any capital supporting the loans that you would forfeit in an acceleration/foreclosure? Thank you.

If we cannot renew the warehouse facility when it matures in August 2009 (and assuming no default has occurred under the facility), the facility will “term out” in accordance with its terms. While no further advances would be made under the facility, the amount outstanding under the facility would be repaid over time as the collections on the loans securing the facility are received. Non-renewal is not itself a default that would permit acceleration or foreclosure.

We do not have any repurchase obligations under the facility other than the standard representations and warranties relating to loan eligibility at the time the loans are contributed to the facility.

Under certain conditions (such as a default on our part or if collections on the loans are substantially less than expected), the lender would be able to foreclose under the facility and sell the loans, but based on current loan performance, we believe it is very unlikely any such condition would arise.

Other than the loans in the facility, we do not have any capital supporting the borrowings under the facility.

2) What portion of vehicles financed are light trucks or sport utility vehicles?

In 2007 and the first six months of 2008, approximately 34% and 38% of the vehicles we financed were trucks or sport utility vehicles.